Exhibit 99.1

Cellectar Reports Third Quarter 2020 Financial Results

and Provides a Corporate Update

FLORHAM PARK, N.J., November 9, 2020 -- Cellectar Biosciences, Inc. (NASDAQ: CLRB), a late-stage clinical biopharmaceutical company focused on the discovery, development and commercialization of drugs for the treatment of cancer, today announced financial results for the third quarter ended September 30, 2020 and provided a corporate update.

Third Quarter and Recent Corporate Highlights

•	Held FDA Type B guidance meeting to define the registrational pathway for our priority adult hematology oncology indications and planned initiation of the pivotal study for our lead indication in the fourth quarter

•	Announced CLR 131 achieved a 40% overall response rate (ORR) in Triple Class Refractory Multiple Myeloma (MM) patients with an administered total body dose (TBD) of 60mCi or greater from the Phase 2 CLOVER-1 study

•	Interim results from the Phase 2 COVER-1 study at the American Association of Cancer Research (AACR) Virtual Meeting: Advances in Malignant Lymphoma demonstrated a 100% ORR and a 75% major response rate (MRR) in LPL/WM. Mean duration of response exceeding 17 months (8.4 – 31.7 months); duration of response continues to increase for all patients

•	Strengthened the management team with the appointment of Dr. John Friend, chief medical officer

“We continue to make good progress towards the fourth quarter initiation of the CLR 131 pivotal study in our lead heme-oncology indication. Our recent FDA guidance meeting was most encouraging and we look forward to providing greater details in the near-term,” said James Caruso, president and CEO of Cellectar. “Additional data from our Phase 2 CLOVER-1 study remain strong, with patients in WM achieving a 100% ORR and a 75% MRR in patients failing a BTKi and a 40% ORR in the challenging to treat triple class refractory MM patient population.”

Third Quarter 2020 Financial Highlights

•	Cash and Cash Equivalents: As of September 30, 2020, the company had cash and cash equivalents of $18.8 million compared to $10.6 million at December 31, 2019. Cash used in operating activities was approximately $10.1 million during the nine months ended September 30, 2020 as compared to $9.0 million during the nine months ended September 30, 2019.

•	Research and Development Expense: R&D expense for the three months ended September 30, 2020 was $2.7 million, compared to $2.7 million for the three months ended September 30, 2019. The cumulative R&D spending for the first nine months of 2020 was $7.8 million as compared to $6.8 million for the first nine months of 2019. The increase in R&D expense year-to-date in 2020 was primarily a result of higher general research and development costs resulting from increased personnel related costs and clinical study costs. Manufacturing and related costs decreased because of a reduction in materials production processes and related costs.

•	General and Administrative Expense: G&A expense for the three months ended September 30, 2020 was $1.2 million compared to $1.3 million for the three months ended September 30, 2019. The cumulative G&A spending for the first nine months of 2020 were of $3.7 million as compared to $4.0 million for the first nine months of 2019. The decrease in G&A expense year-to-date in 2020 was primarily a result of lower stock-based compensation expense.

•	Net Loss: The net loss attributable to common stockholders for the three months ended September 30, 2020 was ($3.9) million, or ($0.15) per share, compared to ($3.9) million, or ($0.42) per share, in 2019. Net loss attributable to common stockholders for the nine months ended September 30, 2020 was ($11.5) million, or ($0.69) per share, compared to ($10.7) million, or ($1.51) per share, in 2019.

About Cellectar Biosciences, Inc.

Cellectar Biosciences is focused on the discovery, development and commercialization of drugs for the treatment of cancer. The company is developing proprietary drugs independently and through research and development collaborations. The company’s core objective is to leverage its proprietary Phospholipid Drug Conjugate™ (PDC) delivery platform to develop PDCs that specifically target cancer cells, delivering improved efficacy and better safety as a result of fewer off-target effects. The company’s PDC platform possesses the potential for the discovery and development of the next-generation of cancer-targeting treatments, and it plans to develop PDCs independently and through research and development collaborations.

The company’s lead PDC therapeutic, CLR 131, is currently in two clinical studies. The CLOVER-1 Phase 2 study and the Phase 1 pediatric safety study. The CLOVER-1 study met the primary efficacy endpoints from the Part A dose-exploration portion, conducted in r/r B-cell malignancies, and is now enrolling in expansion cohorts evaluating in triple class refractory multiple myeloma and BTK inhibitor failed Waldenstrom’s macroglobulinemia patients. The dosing regimen is designed to provide the optimal dose identified in Part A of >60mCi total body dose. The data from the Part A portion were announced on February 19, 2020.

The Phase 1 pediatric study is an open-label, sequential-group, dose-escalation study to evaluate the safety and tolerability of CLR 131 in children and adolescents with relapsed or refractory cancers, including malignant brain tumors, neuroblastoma, sarcomas, and lymphomas (including Hodgkin’s lymphoma). The Phase 1 study is being conducted internationally at seven leading pediatric cancer centers.

The company’s product pipeline includes one preclinical PDC chemotherapeutic program (CLR 1900) and multiple partnered PDC assets.

For more information, please visit www.cellectar.com or join the conversation by liking and following us on the company’s social media channels: Twitter, LinkedIn, and Facebook.

Forward-Looking Statement Disclaimer

This news release contains forward-looking statements. You can identify these statements by our use of words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue," "plans," or their negatives or cognates. These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes including our expectations of the impact of the COVID-19 pandemic. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, uncertainties related to the disruptions at our sole source supplier of CLR 131, the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, patient enrollment and the completion of clinical studies, the FDA review process and other government regulation, our ability to maintain orphan drug designation in the United States for CLR 131, the volatile market for priority review vouchers, our pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K for the year ended December 31, 2019, our Form 10-Q for the quarter ended March 31, 2020, our Form 10-Q for the quarter ended June 30, 2020 and our Form 10-Q for the quarter ended September 30, 2020, when filed. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.

Contacts

Investors:

Monique Kosse

Managing Director

LifeSci Advisors, LLC

646-915-3820

monique@lifesciadvisors.com

CELLECTAR BIOSCIENCES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2020 (Unaudited)	December 31, 2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$18,841,944	$10,614,722
Prepaid expenses and other current assets	960,906	770,951
Total current assets	19,802,850	11,385,673
Fixed assets, net	374,697	435,083
Right-of-use asset, net	299,982	348,841
Long-term assets	219,121	75,000
Other assets	—	6,214
TOTAL ASSETS	$20,696,650	$12,250,811

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$3,839,318	$2,663,873
Lease liability	116,257	105,885
Total current liabilities	3,955,575	2,769,758
LONG-TERM LIABILITIES:
Lease liability	333,375	421,644
Loan payable	184,000	—
Total long-term liabilities	517,375	421,644
TOTAL LIABILITIES	4,472,950	3,191,402
COMMITMENTS AND CONTINGENCIES (Note 7)
STOCKHOLDERS’ EQUITY:
Preferred stock, $0.00001 par value; 7,000 shares authorized; Series C preferred stock: 215 issued and outstanding as of September 30, 2020 and December 31, 2019	1,148,204	1,148,204
Common stock, $0.00001 par value; 80,000,000 shares authorized; 26,813,593 and 9,386,689 shares issued and outstanding as of September 30, 2020 and December 31, 2019, respectively	268	94
Additional paid-in capital	138,235,579	119,592,366
Accumulated deficit	(123,160,351)	(111,681,255)
Total stockholders’ equity	16,223,700	9,059,409
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$20,696,650	$12,250,811

CELLECTAR BIOSCIENCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
COSTS AND EXPENSES:
Research and development	$2,683,944	$2,703,831	$7,765,673	$6,821,775
General and administrative	1,225,993	1,260,048	3,725,153	3,972,275
Total costs and expenses	3,909,937	3,963,879	11,490,826	10,794,050

LOSS FROM OPERATIONS	(3,909,937)	(3,963,879)	(11,490,826)	(10,794,050)

OTHER INCOME:
Gain on revaluation of derivative warrants	—	46,000	—	43,000
Interest income, net	374	14,072	11,730	38,041
Total other income	374	60,072	11,730	81,041
NET LOSS	$(3,909,563)	$(3,903,807)	$(11,479,096)	$(10,713,009)
BASIC AND DILUTED NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS PER COMMON SHARE	$(0.15)	$(0.42)	$(0.69)	$(1.51)
SHARES USED IN COMPUTING BASIC AND DILUTED NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS PER COMMON SHARE	26,326,782	9,386,703	16,539,183	7,098,285